                                  EXHIBIT 11

                       INTEGRATED CIRCUIT SYSTEMS, INC.

                        Computation of Per Share Income
            ($ and shares in thousands, except for per share data)

                                                                Three months ended                     Nine months ended
                                                                ------------------                     -----------------
                                                             Mar. 29,       Mar. 30,                Mar. 29,        Mar. 30,
                                                              1997           1996                    1997            1996
                                                           ----------     -----------             -----------     -----------
Primary
---------
Net income (loss)                                          $  (10,825)     $   (2,086)             $   (7,950)     $    3,968
                                                           ==========     ===========             ===========     ===========
Common and common equivalent shares outstanding:
   Weighted average common shares outstanding                  11,771          11,317                  11,324          11,261
   Assumed exercise of stock options                                -               -                       -             325
                                                           ----------     -----------             -----------     -----------
                                                               11,771          11,317                  11,324          11,586
                                                           ==========     ===========             ===========     ===========
Earnings (loss) per common share and common
   equivalent shares                                       $    (0.92)     $    (0.18)             $    (0.70)     $     0.34
                                                           ==========     ===========             ===========     ===========
Fully Diluted
-------------
Net income (loss)                                          $  (10,825)     $   (2,086)             $   (7,950)     $    3,968
                                                           ==========     ===========             ===========     ===========
Common and common equivalent shares outstanding:
   Weighted average common shares outstanding                  11,771          11,317                  11,324          11,261
   Assumed exercise of stock options                                -               -                       -             334
                                                           ----------     -----------             -----------     -----------
                                                               11,771          11,317                  11,324          11,595
                                                           ==========     ===========             ===========     ===========
Earnings (loss) per common share and common equivalent
   shares                                                  $    (0.92)     $    (0.18)             $    (0.70)     $      .34
                                                           ==========     ===========             ===========     ===========

Note: If the exercise of stock options were assumed, the earning per share would be ($0.88) and ($0.69) for the three and nine month period ended March 29, 1997, respectively.

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